Exhibit 5.1

February 26, 2025

LPL Financial Holdings Inc.

LPL Holdings, Inc.

4707 Executive Drive

San Diego, CA 92121

Re:  Registration Statement on Form S-3 (File Nos. 333-274631 and 333-274631-02)

Ladies and Gentlemen:

We have acted as counsel to LPL Holdings, Inc., a Massachusetts corporation (the “Company”), and LPL Financial Holdings Inc., a Delaware corporation (the “Guarantor”), in connection with the issuance and sale of $750,000,000 aggregate principal amount of 5.200% Senior Notes due 2030 (the “2030 Notes”) and $500,000,000 aggregate principal amount of 5.650% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”), including the related guarantee of each series of the Notes by the Guarantor (the “Guarantees”), pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being issued under an Indenture dated November 17, 2023 (the “Base Indenture”), as supplemented by a Fourth Supplemental Indenture dated February 26, 2025 (the “Fourth Supplemental Indenture”) and by a Fifth Supplemental Indenture dated February 26, 2025 (the “Fifth Supplemental Indenture,” and, together with the Base Indenture and the Fourth Supplemental Indenture, the “Indenture”), by and between the Company, the Guarantor and U.S. Bank Trust Company, National Association, as trustee.

In connection with this opinion letter, we have examined the Registration Statement and the Indenture. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, the Guarantor and one or more of their subsidiaries, public officials and other appropriate persons.

In rendering the opinions set forth below, we have assumed that each of the Company and the Guarantor (a) is validly existing under the laws of its jurisdiction of organization, (b) has

LPL Financial Holdings Inc.

LPL Holdings, Inc.

the power to execute and deliver the Indenture and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indenture.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the Delaware General Corporation Law and the Massachusetts Business Corporation Act.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of payment therefor, the Notes and the Guarantees will constitute valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor, respectively, in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity. Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

We hereby consent to the incorporation of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP